Exhibit 99.4

International Presence

Privately held company, Koch Industries, Inc. is based in Wichita, Kan., and has a worldwide presence. Koch companies employ nearly 30,000 people in core industries such as trading, petroleum, chemicals, fibers, intermediates and polymers, minerals, fertilizers, chemical technology equipment, pulp and paper, ranching, securities and finance, as well as in other ventures and investments. Internationally, the company and its subsidiaries employ about 14,000 and have a presence in these countries:

Argentina	France	Portugal

Australia	Germany	Russia

Barbados	Greece	Singapore

Belarus	Hong Kong	Slovenia

Belgium	Hungary	South Africa

Bermuda	India	Spain

Brazil	Indonesia	Switzerland

British Virgin Islands	Italy	Taiwan

Canada	Japan	Thailand

Cayman Islands	Korea	The Netherlands

Chile	Luxembourg	Trinidad and Tobago

China	Mexico	Turkey

Colombia	New Zealand	United Arab Emirates

Cyprus	Pakistan	United Kingdom

Czech Republic	Philippines	USA

Egypt	Poland	Uruguay

Venezuela

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Georgia-Pacific common stock described in this communication has not commenced. At the time the offer is commenced, an indirect, wholly-owned subsidiary of Koch Industries will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Georgia-Pacific will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Georgia-Pacific security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.